UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2018

American Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55197	90-0929989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On April 26, 2018, American Finance Trust, Inc. (the “Company”), its operating partnership, American Finance Operating Partnership, L.P. (the “OP”), Genie Acquisition, LLC, a subsidiary of the Company, and certain subsidiaries of the OP acting as guarantors (together with the Company and Genie Acquisition, LLC, the “Guarantors”), entered into a credit agreement (the “Credit Agreement”), with BMO Harris Bank N.A., as administrative agent, Citizens Bank, N.A. and SunTrust Robinson Humphrey, Inc., as joint lead arrangers, and the lenders from time to time party thereto (collectively, the “Lenders”).

The Credit Agreement provides for aggregate revolving loan borrowings (“Loans”) of up to $415.0 million, a swingline subfacility of $10.0 million and a $15.0 million letter of credit subfacility (collectively, the “Credit Facility”), subject to certain conditions. The Credit Agreement also includes an uncommitted “accordion feature” whereby, upon the request of the OP but at the sole discretion of the participating Lenders, the commitments under the Credit Agreement may be increased by up to an additional $500.0 million, subject to certain customary conditions.

At closing, the Company, through the OP, borrowed $60 million in Loans, the proceeds of which were used to repay all of the $55 million of indebtedness outstanding under the Company’s existing revolving credit facility (the “Prior Facility”), which was scheduled to mature on May 1, 2018, and to pay related fees and expenses.

The availability of future borrowings under the Credit Facility is based on the value and debt service coverage ratio of the pool of eligible unencumbered real estate assets owned or leased by the Guarantors or any of their direct or indirect subsidiaries. Following the closing, approximately $203.2 million was available for future borrowings based on the value of the eligible unencumbered real estate assets. The proceeds from any Loans may be used for any general corporate purpose, including refinancing existing indebtedness, funding real estate acquisitions, financing capital expenditures and working capital and for general corporate purposes, including funding any tender offer or share repurchase program entered into in conjunction with, or after, a listing of shares of the Company’s common stock on a national securities exchange (“Listing”).

The Loans are interest-only with the principal outstanding due at maturity on April 26, 2020, which will be automatically extended to April 26, 2022 if a Listing occurs. In addition, if a Listing occurs, the Company will have the option, subject to customary conditions, to further extend the maturity date to April 26, 2023. The Credit Agreement also contains other covenants and provisions to facilitate a Listing and certain other transactions that would become effective in connection with a Listing.

The Loans will bear interest at either (i) the Base Rate (as defined in the Credit Agreement) plus an applicable spread ranging from 0.60% to 1.20%, depending on the Company’s consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.60% to 2.20%, depending on the Company’s consolidated leverage ratio.

Loans may be prepaid at any time, in whole or in part, without premium or penalty, subject to customary breakage costs. The terms of the Credit Agreement also provide for events of default relating to customary matters, including, among other things, payment defaults, covenant defaults, breach of representation and warranty, events of default under other material indebtedness, material judgments, bankruptcy events, and change of control events, including certain changes to the composition of the Company’s board of directors and management and any replacement of the Company’s current advisor at any time before an internalization of the Company’s management without consent (not be unreasonably withheld or delayed) from Lenders holding a majority of the commitments under the Credit Agreement. Upon the occurrence of an event of default, Lenders holding a majority of the commitments under the Credit Agreement have the right to terminate their obligations under the Credit Agreement and to accelerate the payment on any unpaid principal amount of all outstanding Loans and other obligations. The Guarantors have guaranteed, and any wholly owned domestic subsidiary of the OP that directly or indirectly owns or leases a real estate asset added to the pool of eligible unencumbered real estate assets under the Credit Agreement will be required to guarantee, the obligations under the Credit Agreement.

The Credit Agreement contains various customary operating covenants, including a restricted payments covenant that limits the ability of the Company and its subsidiaries to declare or pay distributions on, or to purchase or redeem, any of their respective equity interests, with certain permitted exceptions, including the payment of distributions based on a percentage of MFFO (as defined in the Credit Agreement) for an applicable period, and payments up to a maximum amount in connection with tender offers and share repurchase prior to, and in connection with, a Listing, as well as covenants restricting, among other things, the incurrence of liens, investments, fundamental changes, agreements with affiliates and changes in nature of business. The Credit Agreement also contains financial maintenance covenants with respect to maximum consolidated leverage, maximum consolidated secured leverage, minimum fixed charge coverage, maximum other recourse debt to total asset value, and minimum net worth.

Affiliates of SunTrust Robinson Humphrey, Inc. are tenants at several of the Company’s properties. Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc. and BMO Harris Bank N.A. or their affiliates and certain of the other Lenders were also lenders under the Prior Facility.

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Credit Agreement, copies of which are filed herewith as Exhibits 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under the heading “Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 1, 2018, the Company issued a press release. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Such press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of April 26, 2018, by and among American Finance Operating Partnership, L.P., the guarantors party thereto, the lenders from time to time party thereto, Citizens Bank, N.A and SunTrust Robinson Humphrey, Inc., as syndication agents, and BMO Harris Bank N.A., as administrative agent.
99.1	Press release dated May 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Finance Trust, Inc.

Date: May 2, 2018	By:	/s/ Katie P. Kurtz
Katie P. Kurtz Chief Financial Officer, Secretary and Treasurer